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DOLLAR GENERAL REPORTS APRIL SAME-STORE SALES UP 5.2%;

ANNOUNCES FIRST QUARTER CONFERENCE CALL AND WEB CAST OF ANNUAL MEETING OF SHAREHOLDERS

GOODLETTSVILLE, Tenn. – May 5, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the April four-week period ended April 29, 2005, equaled $613.5 million compared with $541.1 million last year, an increase of 13.4 percent. For the April period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 5.2 percent.

The 5.2 percent same-store sales increase for the period was driven by strong sales increases in food, including perishables, as well as pet supplies and paper products. Customer transactions in same-stores increased approximately 1.2 percent. The average customer purchase in April for total stores was approximately $8.75 compared to $8.34 in the same period last year.

For the thirteen-week period ended April 29, 2005, Dollar General total retail sales increased 13.1 percent to $2.0 billion from $1.7 billion for the thirteen-week period ended April 30, 2004.  Same-store sales for the thirteen-week period increased 4.9 percent, driven by strong same-store sales increases in food, including perishables, candy and snacks, as well as pet supplies and paper products. In general, sales of merchandise in the Company’s higher margin categories for the thirteen-week period were lower than anticipated.

Year-to-date through April 29, 2005, the Company has opened 255 stores and closed 24.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the first quarter ended April 29, 2005, on Thursday, May 26, 2005.  The Company will host a conference call on Thursday, May 26, 2005, at 10 a.m. EDT to discuss the quarter’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EDT on Thursday, June 9, online or by calling (334) 323-7226.  The replay pass code is 11237744.

Annual Meeting of Shareholders Web cast Information

Dollar General also plans to Web cast its Annual Meeting of Shareholders on Tuesday, May 24, 2005, at 10:00 a.m. CDT/11:00 a.m. EDT.  The Web cast will be available live on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item with a replay available until 5:00 p.m. EDT on June 9, 2005.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,551 neighborhood stores as of April 29, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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